EXHIBIT 99.1
Contacts:
Steve Martin
Chief Financial Officer
(858) 373-6303
Investors
EVC Group, Inc.
Douglas Sherk,
Jennifer Beugelmans
(415) 896-6820
FOR IMMEDIATE RELEASE
STRATAGENE EXPECTS FOURTH QUARTER REVENUE OF
APPROXIMATELY $24.7 MILLION
Sales of QPCR Instruments and Reagents Continue to Grow
Allergy Diagnostic Sales Up 23% Year-Over-Year
LA JOLLA, CALIFORNIA, February 1, 2007 Stratagene Corporation (Nasdaq: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today announced preliminary revenue results for the fourth quarter of 2006 ended December 31, 2006. Revenue is expected to be approximately $24.7 million, an increase of 7.2% compared with pro forma revenue of $23.0 million in the fourth quarter of 2005. Full year revenue is expected to be approximately $95.6 million.
“The growing demand for our QPCR products and allergy diagnostic products has begun to offset the expected declines in our legacy business, and as a result we were able to achieve quarterly revenue growth on a year-over-year basis,” said Joseph Sorge, MD, Chairman and CEO of Stratagene. “We continue to believe the expanding market for our molecular and clinical diagnostics businesses provide sizeable, long-term profitable revenue growth opportunities for Stratagene.”

Sales of QPCR instruments and reagents grew 7.5% compared with the fourth quarter of 2005 and sales of allergy diagnostic products grew 23% over the same period. These increases were offset by the continued and expected decline in sales of legacy products associated with gene discovery and cloning systems.
Proforma revenue in the fourth quarter of 2005 excludes the benefit of a $34.1 million cash payment from Cambridge Antibody Technology in satisfaction of certain patent owners’ interests in a collaboration for the development of Abbott Laboratories’ Humira(R) product. Including this one-time revenue item, fourth quarter 2005 revenue was $57.1 million.
The Company expects to release final fourth quarter and full year results in early March 2007. An investor conference call will take place at that time and the Company will provide full details of its fourth quarter and full year 2006 financial results as well as guidance for the full year 2007.
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis as well as high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

Disclaimer
Investors should be aware that the Company has not yet finalized its results for the fourth quarter and full year 2006 and that the Company’s “preliminary” estimates of revenues contained in this press release reflect management’s estimates based upon the information available at the time made. These estimates could differ materially from the Company’s actual results if the information on which the estimates were based ultimately proves to be incorrect or incomplete.
Use of Non-GAAP Financial Measures
Stratagene has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes historical non-GAAP, proforma revenue for the fourth quarter of 2005. Stratagene uses this non-GAAP financial measure internally in analyzing its financial results and believes it is useful to investors, as a supplement to GAAP measures, in evaluating Stratagene’s ongoing business performance and comparison to prior periods. Stratagene believes the use of this non-GAAP financial measure provides an additional tool for investors to use in comparing its financial measures with other companies in Stratagene’s industry. As noted, the non-GAAP financial measure discussed above excludes the impact of a one-time cash payment from Cambridge Antibody Technology in satisfaction of certain patent owners’ interests in a collaboration for the development of Abbott Laboratories’ Humira(R) product. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above.
Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,”

“should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life science research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain debt or equity financing for unexpected litigation outcomes and for operating needs, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see Item “1A. Risk Factors” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.